Exhibit 99.1

Central European Distribution Corporation Announces Full Year and Fourth Quarter 2011 Results

Mt. Laurel, New Jersey, February 29, 2012: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the fiscal year 2011. Net Sales for the twelve months ended December 31, 2011 were $877.6 million as compared to $711.5 million reported for the same period in 2010 and net sales for the fourth quarter of 2011 was $280.1 million as compared to $228.4 million for the same period in 2010.

CEDC announced a net loss from continuing operations on a U.S. GAAP basis (as hereinafter defined) for the year of $1,291.8 million or $17.90 per fully diluted share, as compared to net loss of $92.9 million or $1.32 per fully diluted share, for the same period in 2010. Comparable net income for the year ending December 31, 2011, excludes the impact of a non-cash, impairment charge on goodwill and brands of $1,057 million, described in more detail below as well as other non-operational cost, including costs associated with restructuring and relicensing in Russia. On a comparable basis, CEDC announced a net loss from continuing operations of $11.8 million, or $0.16 per fully diluted share, for the full year 2011, as compared to a net profit of $38.7 million, or $0.55 per fully diluted share, for the same period in 2010. In addition to the impairment charge noted above, the comparable net income excludes the unrealized non-cash foreign exchange loss of $139.9 million from the revaluation of liabilities recognized during the period. The number of fully diluted shares used in computing the full year earnings per share was 72.2 million for 2011 and 70.3 million for 2010.

The net loss from continuing operations on a U.S. GAAP basis for the 4th quarter of 2011 was $456.1 million or $6.29 per fully diluted share, as compared to net loss of $103.2 million or $1.46 per fully diluted share, for the same period in 2010. Comparable net income for the fourth quarter ending December 31, 2011, excludes the impact of a non-cash, impairment charge on goodwill of $383 million, described in more detail below as well as other cost associated with restructuring and relicensing in Russia. On a comparable basis, CEDC announced net income of $8.0 million, or $0.11 per fully diluted share, for the 4th quarter 2011, as compared to $12.2 million, or $0.17 per fully diluted share, for the same period in 2010.

For a complete reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”.

Operating loss on a U.S. GAAP basis for the fourth quarter 2011 was $362.3 million and $1,250 million for the year as compared to an operating loss of $119.1 million and $23.5 million for the same period in 2010. As noted above, the operating loss for the fourth quarter of 2011 was driven by an impairment charge for goodwill of $383 million in addition to the $674.5 of goodwill and trademark impairment charges that were already taken during the third quarter of 2011. During the fourth quarter the Company experienced continued underperformance of its Russia domestic vodka business as compared to expectations, and as such the Company determined that an additional impairment charge was necessary as part of the Company’s annual goodwill impairment testing for the fourth quarter of 2011. Also as noted in the third quarter earnings release the Company experienced the underperformance of certain brands in Poland, primarily Bols Vodka and as such the company also took an impairment charge for certain Polish trademarks during the third quarter of 2011 of $128 million.

William Carey, President and CEO commented, “Although the fourth quarter of 2011 showed marked improvement as compared to the prior year in many of our business units, primarily Poland, RTD and the Ukraine, our largest market and business in Russia under-performed the market and our expectations. We also experienced a large foreign exchange loss as local currencies experienced declines against the euro and U.S. dollar for the quarter. The operating environment in Russia continues to be difficult especially with continued spirit price increases and heavy discounting going on in the market.”

William Carey, President and CEO continued “In Poland, we achieved our sales volume target of plus 10% and value target of plus 12% in local currency and are making substantial progress on our goals of growing profitable market share with pricing, sales and mix as well as improvements in distribution coverage. We believe we are well positioned from a management and product stand point to continue to grow off of our 2011 base in terms of top line and bottom line growth into 2012.”

William Carey, President and CEO continued “In Russia, as stated above, we continued to experience a difficult trading environment in the 4th quarter with high shelf prices reducing consumption, substantially higher spirit pricing negatively impacting our cost of goods sold, route to market challenges following the overhaul of the 2011 re-licensing issues and management execution challenges that we are addressing. All of these factors have made it extremely difficult to forecast on a quarter by quarter basis in Russia as the underlying factors are changing on a month to month basis. We believe we have the ability to put through price increases but at the expense to volumes and as such we continue to look to streamline the company in terms of cost reductions. Our export trends from Poland and Russia remain robust and in the year 2011, we became the largest exporter out of Russia with a 35.5% share of all export volume in the vodka sector from Russia, with all of our export brands doing extremely well.”

William Carey, President and CEO continued “In terms of other markets, we are seeing substantial increases in our volumes in the Ukraine and have reached a 7.4% market share as of today with an improvement in the bottom-line profitability as well. Our RTD business in Russia is also seeing robust value growth as we continue to change the volume mix to a more profitable mix over the last two years.”

William Carey, President and CEO continued “As we look to the year 2012, we will be making changes starting with a new General Manager in Russia starting from April 1st, 2012, Grant Winterton. Grant comes from a strong Russian FMCG background including senior management positions at Coca-Cola, Wimm-Bill-Dann and most recently General Manager of Red Bull Russia. We expect to see visible improvements in our overall businesses, mainly led by increased volumes, pricing, robust export growth, growth of new products and cost reductions off setting negative volumes of core brands in Russia. We will also seek to benefit from product, client and channel mix in Poland. In addition to the General Manager change, we will be putting more Senior Management in place to improve our sales execution and better control the costs that are associated with sales.”

Over the past several months, the management of the Company, in consultation with the Board and with assistance of financial and legal advisors, has been reviewing the Company’s strategic alternatives in light of its upcoming financial obligations, in particular the Company’s 3.00% Convertible Senior Notes due 2013 (2013 Notes). The management of the Company has concluded that cash generated from operations, cash on hand and amounts expected to be available under existing credit facilities will not be sufficient to pay principal on the 2013 Notes, which is due and payable on March 15, 2013. This review has taken on added importance given the challenging market conditions and a difficult operating environment.

The Board and the management of the Company believe that all strategic alternatives should be evaluated, and is not ruling out any transaction that is in the best interests of stockholders. The Company and its advisors are working to develop various alternatives to address the 2013 obligation, including a strategic alliance with several potential investors, including Mr. Roustam Tariko and Russian Standard Corporation, other strategic investments, sale of certain assets, an exchange of the Convertible Notes and issuing equity. In the context of its evaluation of strategic alternatives, the Board continues to consider the letter from Mr. Tariko of Russian Standard Corporation (Russian Standard), dated February 1, 2012 proposing a “strategic alliance” whereby, among other things, Russian Standard would seek to convert a portion of its 3.00% Convertible Senior Notes due 2013 in exchange for common stock of the Company, obtain certain minority rights and board seats, possibly extend a backstop credit facility to the Company and possibly sell certain distribution and other rights to the Company. Although discussions are ongoing, no agreement has been reached. Moreover, there can be no assurance that any transaction or series of transactions will be completed with Russian Standard or any other third party. A failure to pay amounts owed on our 2013 notes would constitute a default under those notes and the Company’s 9.125% Senior Secured Notes and 8.875% Senior Secured Notes, each due 2016, and other indebtedness. The Company’s cash flow forecasts include the assumption that certain credit and factoring facilities that are coming due in 2012 will be renewed to manage the working capital needs. The Company’s auditors’ report for the year ended December 31, 2011, which will be included with the Company’s financial statements in its annual report on form 10-K filed with the U.S. SEC, will be unqualified and will include an explanatory paragraph that certain matters raise a substantial doubt about the Company’s ability to continue as a going concern, primarily relating to the Company’s present ability to repay the 2013 Notes.

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is one of the largest producers of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverage business. CEDC produces the Green Mark, Absolwent, Zubrowka, Bols, Parliament, Zhuravli, Royal and Soplica brands, among others. CEDC currently exports its products to many markets around the world, including the United States, England, France and Japan.

CEDC also is a leading importer of alcoholic beverages in Poland, Russia and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Liqueur, Rémy Martin Cognac, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding expected sales and expectations of increased consumer demand for our products. Forward looking statements are based on our knowledge of facts as of the date hereof and involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2010, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

In the U.S.:

Jim Archbold

Investor Relations Officer

Central European Distribution Corporation

856-273-6980

In Europe:

Anna Załuska

Corporate PR Manager

Central European Distribution Corporation

48-22-456-6061

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

Amounts in columns expressed in thousands

(Except share information)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$94,410	$122,324
Accounts receivable, net of allowance for doubtful accounts at December 31, 2011 of $23,112 and at December 31, 2010 of $20,357	466,317	478,379
Inventories	116,897	93,678
Prepaid expenses	16,982	10,092
Other current assets	20,007	25,110
Deferred income taxes	8,455	80,956
Debt issuance costs	2,962	2,739

Total Current Assets	726,030	813,278

Intangible assets	463,848	627,342
Goodwill	666,653	1,450,273
Property, plant and equipment, net	179,478	192,863
Deferred income taxes, net	22,295	44,028
Equity method investment in affiliates	0	243,128
Debt issuance costs	13,550	16,656
Non-current assets held for sale	675	8,614

Total Non-Current Assets	1,346,499	2,582,904

Total Assets	$2,072,529	$3,396,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$144,801	$114,958
Bank loans and overdraft facilities	85,762	45,359
Income taxes payable	8,766	5,102
Taxes other than income taxes	188,307	182,232
Other accrued liabilities	44,501	55,070
Current portions of obligations under capital leases	1,109	758
Deferred consideration	0	5,000

Total Current Liabilities	473,246	408,479
Long-term obligations under capital leases	532	1,175
Long-term obligations under Convertible Senior Notes	304,645	299,122
Long-term obligations under Senior Secured Notes	932,764	951,636
Long-term accruals	2,027	2,572
Deferred income taxes	92,945	168,527
Commitments and contingencies (Note 17)

Total Long-Term Liabilities	1,332,913	1,423,032
Stockholders’ Equity
Common Stock ($0.01 par value, 120,000,000 shares authorized, 72,740,302 and 70,752,670 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively)	727	708
Preferred Stock ($0.01 par value, 1,000,000 shares authorized, none issued and outstanding)	0	0
Additional paid-in-capital	1,369,471	1,343,639
(Accumulated deficit) / Retained earnings	(1,131,566)	160,250
Accumulated other comprehensive income	27,888	60,224
Less Treasury Stock at cost (246,037 shares at December 31, 2011 and December 31, 2010, respectively)	(150)	(150)

Total Stockholders’ Equity	266,370	1,564,671

Total Liabilities and Stockholders’ Equity	$2,072,529	$3,396,182

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Amounts in columns expressed in thousands

(Except per share information)

	Year ended December 31,
	2011	2010	2009
Sales	$1,782,602	$1,573,702	$1,532,352
Excise taxes	(905,015)	(862,165)	(842,938)
Net sales	877,587	711,537	689,414
Cost of goods sold	538,218	383,671	340,482

Gross profit	339,369	327,866	348,932

Selling, general and administrative expenses	270,731	219,609	192,763
Consideration true-up	0	0	15,000
Gain on remeasurement of previously held equity interests	(7,898)	0	(63,605)
Impairment charge	1,057,819	131,849	20,309

Operating income / (loss)	(981,283)	(23,592)	184,465

Non operating income / (expense), net
Interest income / (expense), net	(111,649)	(104,866)	(73,468)
Other financial income / (expense), net	(139,952)	6,773	25,193
Amortization of deferred charges	0	0	(38,501)
Other non operating income / (expense), net	(17,913)	(13,572)	(934)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(1,250,797)	(135,257)	96,755

Income tax benefit / (expense)	(32,205)	28,114	(18,495)
Equity in net income / (losses) of affiliates	(8,814)	14,254	(5,583)

Income / (loss) from continuing operations	(1,291,816)	(92,889)	72,677

Discontinued operations
Income / (loss) from operations	0	(11,815)	9,410
Income tax benefit / (expense)	0	37	(1,050)

Income / (loss) on discontinued operations	0	(11,778)	8,360

Net income / (loss)	(1,291,816)	(104,667)	81,037

Less: Net income attributable to noncontrolling interests in subsidiaries	0	0	2,708

Net income / (loss) attributable to CEDC	(1,291,816)	(104,667)	78,329

Income / (loss) from continuing operations per share of common stock, basic	($17.90)	($1.32)	$1.35
Income / (loss) from discontinued operations per share of common stock, basic	$0.00	($0.17)	$0.16
Net income / (loss) from operations per share of common stock, basic	($17.90)	($1.49)	$1.51
Income / (loss) from continuing operations per share of common stock, diluted	($17.90)	($1.32)	$1.35
Income / (loss) from discontinued operations per share of common stock, diluted	$0.00	($0.17)	$0.15
Net income / (loss) from operations per share of common stock, diluted	($17.90)	($1.49)	$1.50

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

Amounts in columns expressed in thousands

	Year ended December 31,
	2011	2010	2009
Cash flows from operating activities of continuing operations
Net income / (loss)	($1,291,816)	($104,667)	$81,037
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Net loss from discontinued operations	0	11,778	(8,360)
Depreciation and amortization	19,718	16,947	11,274
Deferred income taxes	35,533	(41,591)	(34,941)
Unrealized foreign exchange (gains) / losses	139,728	(2,911)	(38,760)
Cost of debt extinguishment	0	14,114	0
Stock options fair value expense	2,605	3,206	3,782
Dividends received	0	10,859	10,868
Hedge fair value revaluation	0	0	9,160
Equity (income)/loss in affiliates	8,814	(14,254)	5,583
Gain on fair value remeasurement of previously held equity interest	(7,898)	0	(32,727)
Impairment charge	1,057,819	131,849	20,309
Amortization of deferred charges	0	0	38,501
Impairments related to assets held for sale	7,355	0	0
Other non cash items	4,074	21,970	(1,175)
Changes in operating assets and liabilities:
Accounts receivable	60,604	(19,812)	(21,433)
Inventories	(2,857)	(5,828)	35,590
Prepayments and other current assets	(115)	518	27,906
Trade accounts payable	(6,773)	5,243	(92,552)
Other accrued liabilities and payables (including taxes)	2,968	(56,807)	75,690

Net cash provided by operating activities from continuing operations	29,759	(29,386)	89,752

Cash flows from investing activities of continuing operations
Purchase of fixed assets	(15,075)	(6,194)	(16,080)
Proceeds from the disposal of fixed assets	511	0	3,874
Purchase of intangibles (licenses)	(693)	0	0
Changes in restricted cash	0	481,419	(481,419)
Purchase of trademarks	(17,473)	(6,000)	0
Disposal of subsidiaries	0	124,160	0
Acquisitions of subsidiaries, net of cash acquired	(24,124)	(135,964)	(573,504)

Net cash provided by / (used in) investing activities from continuing operations	(56,854)	457,421	(1,067,129)

Cash flows from financing activities of continuing operations
Borrowings on bank loans and overdraft facility	57,512	63,853	5,810
Payment of bank loans, overdraft facility and other borrowings	(47,417)	(174,251)	(112,084)
Payment of long-term borrowings	0	(19,098)	(265,517)
Net borrowings of Senior Secured notes	0	67,561	929,569
Payment of Senior Secured Notes	0	(367,954)	0
Repayment of obligation to former shareholders	0	0	(28,814)
Hedge closure	0	0	(14,417)
Decrease in short term capital leases payable	(76)	0	(535)
Increase in short term capital leases payable	0	976	0
Issuance of shares in public placement	0	0	490,974
Transactions with equity holders	0	7,500	(7,876)
Options exercised	72	3,550	854

Net cash provided by / (used in) financing activities from continuing operations	10,091	(417,863)	997,964

Cash flows from discontinued operations
Net cash used in operating activities of discontinued operations	0	2,806	19,527
Net cash provided by investing activities of discontinued operations	0	(330)	(2,596)
Net cash provided by financing activities of discontinued operations	0	100	(11,656)

Net cash used in discontinued operations	0	2,576	5,275
Adjustment to reconcile the change in cash balances of discontinued operations	0	(2,576)	(5,275)
Currency effect on brought forward cash balances	(10,910)	(14,287)	21,213
Net increase / (decrease) in cash	(27,914)	(4,115)	41,800
Cash and cash equivalents at beginning of period	122,324	126,439	84,639

Cash and cash equivalents at end of period	$94,410	$122,324	$126,439

Supplemental Schedule of Non-cash Investing Activities
Common stock issued in connection with investment in subsidiaries	$23,174	$41,344	$81,197

Supplemental disclosures of cash flow information
Interest paid	$103,836	$111,535	$68,865
Income tax paid	$5,139	$29,544	$16,270

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

Amounts in columns expressed in thousands

(Except per share information)

	GAAP	A	B	C	D	E	Comparable
	Q4-11	FX	APB 14	Change in bad debt policy	Restructuring / Re-liscensing Costs	FV Adj	Q4-11

Sales	$554,870	$0	$0	$0	$0	$0	$554,870
Excise taxes	(274,801)	0	0	0	0	0	(274,801)
Net sales	280,069	0	0	0	0	0	280,069
Cost of goods sold	178,387	0	0	0	0	0	178,387

Gross profit	101,682	0	0	0	0	0	101,682

	36.31%						36.31%
Operating expenses	80,679	0	0	(4,890)	(13,378)	0	62,411
Impairment charge	383,304	0	0		0	(383,304)	0

Operating income / (loss)	(362,301)	0	0	4,890	13,378	383,304	39,271

	-129.36%						14.02%
Non operating income / (expense), net
Interest income / (expense), net	(27,403)	0	1,052	0	0	0	(26,351)
Other financial income / (expense), net	(18,937)	18,937	0	0	0	0	0
Other non operating income / (expense), net	(2,643)	0	0	0	0	0	(2,643)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(411,284)	18,937	1,052	4,890	13,378	383,304	10,277

Income tax benefit / (expense)	(44,817)	0	0	0	0	42,556	(2,261)
Equity in net income / (losses) of affiliates	0	0	0	0	0	0	0

Net income /(loss)	($456,101)	$18,937	$1,052	$4,890	$13,378	$425,860	$8,016

Net income / (loss) from continuing operations per share of common stock, basic	($6.29)						$0.11

Net income / (loss) from continuing operations per share of common stock, diluted	($6.29)						$0.11

[A] – Represents the impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency.

[B] – In May 2008, the FASB issued FSP APB 14-1 (“ASC 470-20”), which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470-20 will impact the accounting associated with our $310.0 million senior convertible notes. This ASC 470-20 requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. ASC 470-20 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

[C] – During the 4th quarter of 2011 the Company changed the methodology for calculation bad debt provision across the Group to a more conservative approach. This expense represents the impact of the change in accounting policy.

[D] – Includes elimination costs associated with the re-licensing in Russia, cost of restructuring and other miscellaneous one off charges.

[E] – Net impact of impairment charge for goodwill and brands as well as tax true up of NOL provision in income taxes and provision for uncertain tax positions.

	GAAP	A	B	C	D	E	Comparable
	Full Year 2011	FX	APB 14	Change in bad debt policy	Restructuring Costs	Other Adjustments	Full Year 2011

Sales	$1,782,602	$0	$0	$0	$0	$0	$1,782,602
Excise taxes	(905,015)	0	0	0	0	0	(905,015)
Net Sales	877,587	0	0	0	0	0	877,587
Cost of goods sold	538,218	0	0	0	(446)	0	537,772

Gross profit	339,369	0	0	0	446	0	339,815

	38.67%						38.72%
Operating expenses	270,731	0	0	(4,890)	(21,196)	(5,804)	238,841
Gain on remeasurement of previously held equity interests	(7,898)	0	0	0	0	7,898	0
Impairment charge	1,057,819	0	0	0	0	(1,057,819)	0

Operating income / (loss)	(981,283)	0	0	4,890	21,641	1,055,725	100,973

	-111.82%						11.51%
Non operating income / (expense), net
Interest income / (expense), net	(111,649)	0	4,193	0	0	0	(107,456)
Other financial income / (expense), net	(139,952)	139,952	0	0	0	0	0
Other non operating income (expense), net	(17,913)	0	0	0	9,279	0	(8,634)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(1,250,797)	139,952	4,193	4,890	30,920	1,055,725	(15,117)

Income tax benefit / (expense)	(32,205)	0	0	0	0	35,531	3,326
Equity in net income / (losses) of affiliates	(8,814)	0	0	0	0	8,814	0

Net income /(loss)	($1,291,816)	$139,952	$4,193	$4,890	$30,920	$1,100,070	($11,791)

Net loss from continuing operations per share of common stock, basic	($17.90)						($0.16)

Net loss from continuing operations per share of common stock, diluted	($17.90)						($0.16)

[A] – Represents the impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency.

[B] – In May 2008, the FASB issued FSP APB 14-1 (“ASC 470-20”), which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470-20 will impact the accounting associated with our $310.0 million senior convertible notes. This ASC 470-20 requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. ASC 470-20 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

[C] – During the 4th quarter of 2011 the Company changed the methodology for calculation bad debt provision across the Group to a more conservative approach. This expense represents the impact of the change in accounting policy.

[D] – Includes elimination costs associated with the re-licensing in Russia, cost of restructuring and other miscellaneous one off charges.

[E] – Net impact of impairment charge for goodwill and brands as well as tax true up of NOL provision in income taxes and provision for uncertain tax positions.

	GAAP	A	B	C	D	E	Comparable
	Q4-10	FX	APB 14	Change in bad debt policy	Restructuring Costs	Other Adjustments	Q4-10

Sales	$515,442	$0	$0	$0	$0	$0	$515,442
Excise taxes	(287,068)	0	0	0	0	0	(287,068)
Net sales	228,374	0	0	0	0	0	228,374
Cost of goods sold	140,430	0	0	0	0	0	140,430

Gross profit	87,944	0	0	0	0	0	87,944

	38.51%						38.51%
Operating expenses	75,240	0	0	(7,111)	(4,260)	0	63,869
Impairment charge	131,849					(131,849)	0

Operating income	(119,145)	0	0	7,111	4,260	131,849	24,075

	-52.17%						10.54%
Non operating income / (expense), net
Interest income / (expense), net	(27,018)	0	1,041	0	0	0	(25,977)
Other financial income / (expense), net	1,786	(1,786)	0	0	0	0	0
Other non operating income / (expense), net	(1,306)	0	0	0	0	2,000	694

Income / (loss) before taxes and equity in net income from unconsolidated investments	(145,684)	(1,786)	1,041	7,111	4,260	133,849	(1,209)

Income tax benefit / (expense)	30,389	352	(364)	(1,351)	(820)	(26,750)	1,456
Equity in net income / (losses) of affiliates	12,091	(1,140)	0	0	985	0	11,936

Net income /(loss)	($103,204)	($2,574)	$677	$5,760	$4,425	($107,099)	$12,183

Net income from continuing operations per share of common stock, basic	($1.47)						$0.17

Net income from continuing operations per share of common stock, diluted	($1.47)						$0.17

[A] – Represents the impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency.

[B] – In May 2008, the FASB issued FSP APB 14-1 (“ASC 470-20”), which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470-20 will impact the accounting associated with our $310.0 million senior convertible notes. This ASC 470-20 requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. ASC 470-20 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

[C] – During the fourth quarter of 2010, the Company elected to modify its existing bad debt provisioning policy, primarily in Russia, to take a more conservative view of certain receivables and as such took a non-cash charge of $7.1 million to reflect the changes.

[D] – Represents restructuring costs associated with the integration of Parliament and the Russian Alcohol Group as well as legal costs associated with the negotiations of the buyout and of the remaining stake in the Whitehall Group and associated change in control, which was completed in February 2011 as well as certain cost of prior Whitehall Group management that will be eliminated upon the change of control.

[E] – Represents the non-cash impairment charge taken on certain trademarks in Poland, primarily Absolwent and Bols of $131.8 million. The column also includes $500,000 of legal and professional service costs related to the potential acquisition of Nemiroff, which was ultimately not pursued by the Company.

	GAAP	A	B	C	D	E	Comparable
	Full Year 2010	FX	APB 14	Change in bad debt policy	Restructuring Costs	Other Adjustments	Full Year 2010

Sales	$1,573,702	$0	$0	$0	$0	$0	$1,573,702
Excise taxes	($862,165)	0	0	0	0	0	(862,165)
Net Sales	$711,537	0	0	0	0	0	711,537
Cost of goods sold	$383,671	0	0	0	0	0	383,671

Gross profit	327,866	0	0	0	0	0	327,866

	46.08%						46.08%
Operating expenses	219,609	0	0	(7,111)	(12,019)	(500)	199,979
Impairment charge	131,849	0	0	0	0	(131,849)	0

Operating income	(23,592)	0	0	7,111	12,019	132,349	127,887

	-3.32%						17.97%
Non operating income / (expense), net
Interest income / (expense), net	(104,866)	0	4,097	0	0	0	(100,769)
Other financial income / (expense), net	6,773	(5,871)	0	0	0	0	902
Other non operating income / (expense), net	(13,572)	0	0	0	825	12,348	(399)

Income / (loss) before taxes and equity in net income from unconsolidated investments	(135,257)	(5,871)	4,097	7,111	12,844	144,697	27,621

Income tax benefit / (expense)	28,114	1,122	(1,434)	(1,351)	(2,464)	(28,816)	(4,829)
Equity in net income / (losses) of affiliates	14,254	692	0	0	985	0	15,931

Net income / (loss) from continuing operations	($92,889)	($4,057)	$2,663	$5,760	$11,365	$115,881	$38,723

Discontinued operations
Loss from operations	(11,815)	0	0	0	0	0	(11,815)
Income tax benefit	37	0	0	0	0	0	37

Loss on discontinued operations	($11,778)	0	0	0	0	0	($11,778)

Net income /(loss)	($104,667)	($4,057)	$2,663	$5,760	$11,365	$115,881	$26,945

Net income from continuing operations per share of common stock, basic	($1.32)						$0.55

Net loss from discontinued operations per share of common stock, basic	($0.17)						($0.17)

Net income from continuing operations per share of common stock, diluted	($1.32)						$0.55

Net loss from discontinued operations per share of common stock, diluted	($0.17)						($0.17)

[A] – Represents the impact of the foreign currency revaluation related to our USD and EUR liabilities as a majority of these have been lent down to entities that have the Polish Zloty or Russian Ruble as their functional currency.

[B] – In May 2008, the FASB issued FSP APB 14-1 (“ASC 470-20”), which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. ASC 470-20 will impact the accounting associated with our $310.0 million senior convertible notes. This ASC 470-20 requires us to recognize additional non-cash interest expense on a retrospective basis, based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. ASC 470-20 has become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable.

[C] – During the fourth quarter of 2010, the Company elected to modify its existing bad debt provisioning policy, primarily in Russia, to take a more conservative view of certain receivables and as such took a non-cash charge of $7.1 million to reflect the changes.

[D] – Represents restructuring costs associated with the integration of Parliament and the Russian Alcohol Group as well as legal costs associated with the negotiations of the buyout and of the remaining stake in the Whitehall Group and associated change in control, which was completed in February 2011 as well as certain cost of prior Whitehall Group management that will be eliminated upon the change of control.

[E] – Represents the non-cash impairment charge taken on certain trademarks in Poland, primarily Absolwent and Bols of $131.8 million. The column also includes $500,000 of legal and professional service costs related to the potential acquisition of Nemiroff, which was ultimately not pursued by the Company. Moreover it represents the net after tax impact associated with the early retirement of CEDC’s outstanding Senior Secured Notes due 2012, including a 4% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs net off elimination of dividend income receive from its Polish Wholesale business which is accounted for as a discontinued operation and was fully disposed of on August 2, 2010.